GANNETT CO., INC.

  1978 EXECUTIVE LONG TERM INCENTIVE PLAN

              AMENDMENT NO. 8


     Section 2.6 of the 1978 Executive Long
Term Incentive Plan is hereby amended to provide as follows:

     2.6 Death of Optionee

     Upon the death of the optionee, any
     rights to the extent exercisable on the date of death may be exercised by the optionee's estate, or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within both the remaining effective Term of the Option and one year after the optionee's death. The Committee, in its discretion, may extend the exercise period to up to three years following the death of the optionee, provided that no such extension shall extend the Term of any Option beyond the maximum term applicable to such Option.

     This Amendment was approved by the Executive
Compensation Committee of the Board of Directors of the Corporation on August 18, 1997.